EXHIBIT 99.1

PRESS RELEASE

Contact:	Bill Foust	Pete Thompson
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT EXPECTS FIRST QUARTER 2008 EARNINGS
EXCLUDING RESTRUCTURING EXPENSES, TO BE $(.03) TO $.03 PER SHARE

Alpharetta, GA, April 17, 2008.

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today indicated that net income per share, excluding restructuring expenses, for the first quarter of 2008 will likely be in the range of a net loss of $0.03 to net income of $0.03 compared with first quarter 2007 net income per share of $0.38, excluding restructuring expenses.  The decline in net income per share is attributable to a longer than expected start-up of a rebuilt paper machine at SWM’s Papeteries de Mauduit paper mill in France which caused lower unit volume and increased manufacturing costs. The earnings comparison also was negatively effected by company-wide inflationary cost increases, unfavorable currency impacts from the U.S. dollar weakening significantly versus the euro and the Brazilian real and increased interest expense from higher debt levels.

During January 2008, SWM closed the transaction, announced on December 21, 2007, to acquire the 28 percent minority interest in SWM’s French reconstituted tobacco leaf business, LTR Industries, S.A.  As a result of this transaction, SWM’s first quarter earnings per share were favorably impacted by $0.03, net of purchase accounting impacts.  SWM’s net debt increased by approximately $55 million from funding the 35 million euro purchase price from the existing revolving credit facilities.

SWM’s net debt increased during the first quarter by approximately $92 million to a total of $189 million, with the above mentioned acquisition accounting for 60 percent of the increase and the balance due to cash requirements for capital spending and working capital increases occurring during a period of reduced cash generation.  Net debt has increased approximately $18 million since March 31, 2008.  The increase in net debt to-date in 2008 is within the capacity of SWM’s existing revolving credit facilities.  Additional information regarding SWM’s outlook for cash generation and use, including debt activity, will be provided with SWM’s first quarter earnings release.

Given the expected lower level of first quarter 2008 earnings, SWM now projects that full year 2008 earnings per share, excluding restructuring expenses, will likely not achieve previously communicated guidance.  Revised guidance for full year 2008 earnings will be provided with SWM’s first quarter earnings release.

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Scheduled Earnings Release and Conference Call

SWM plans to release first quarter 2008 earnings on Thursday, May 8, 2008, coincident with filing quarterly results to the U.S. Securities and Exchange Commission on Form 10-Q.  An earnings conference call will be scheduled for 10:30 a.m. on Thursday, May 8, 2008 and a separate notice will be issued in advance.

About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,500 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that Act.  Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•                  We have manufacturing facilities in 6 countries and sell products in over 90 countries.  As a result, we are subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries.  Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact our business in a variety of ways, including increasing expenses, decreasing sales, limiting our ability to repatriate funds and generally limiting our ability to conduct business.

•                  Our financial performance is dependent upon the cost of raw materials, particularly wood pulp, purchased energy, chemicals and labor.  Recently, the total cost of these items has increased significantly, and competitors’ selling prices for certain products and the nature of our agreements with our customers may make it difficult to pass changes in these costs on to our customers in a timely and effective manner.

•                  Our sales are concentrated to a limited number of customers.  In 2007, 41 percent of our sales were to our 2 largest customers.  The loss of one or both such customers, or a significant reduction in one or both of these customers’ purchases, could have a material adverse effect on our results of operations.

•                  Our financial performance is materially impacted by sales of both reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes.  A significant change in sales or production volumes, pricing or manufacturing costs of these products could have a material impact on our future financial results.

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•                  As a result of current excess capacity in the tobacco-related papers industry and increased operating costs experienced in recent years, competitive levels of selling prices for certain of our products are not sufficient to cover those costs with a margin that we consider reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment and employee severance expenses associated with downsizing activities.  Management continues to evaluate how to operate our production facilities more effectively with reduced production volumes.

•                  In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked.  Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

For additional factors and further discussion of these factors, please see our Annual Report on Form 10-K for the year ended December 31, 2007.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses.  Financial measures which exclude this item have not been determined in accordance with accounting principles generally accepted in the United States and are therefore “non-GAAP” financial measures. Amounts of net income (loss) per share, excluding restructuring expenses, mentioned in this release exclude the net income (loss) effects of restructuring expenses of $0.09 per share and $0.11 per share in the 2008 and 2007 periods, respectively, which reconciles these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States.

Schweitzer-Mauduit management believes that investors’ understanding of the Company’s performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the Company’s ongoing results of operations.  Many investors are interested in understanding the performance of our ongoing businesses and comparing our results from normal operations from one period to the next.  By providing the non-GAAP financial measures, we believe we are enhancing investors’ understanding of our business results.

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